FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-70678
PROSPECTUS SUPPLEMENT No. 7 (To Prospectus dated October 12, 2001) DATED: DECEMBER 2, 2003

6,661,275 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplement No. 1 dated January 11, 2002, prospectus supplement No. 2 dated February 7, 2002, prospectus supplement No. 3 dated October 8, 2002, prospectus supplement No. 4 dated December 17, 2002, prospectus supplement No. 5 dated May 5, 2003 and prospectus supplement No. 6 dated September 3, 2003 all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
The Edwards Foundation (1)	10,000
Zink, Jr., Darell E. (2)	377,761
Thomas L. Hefner Revocable Trust 5/2/00 (3)	29,108
Estelle L. Meyers Residuary Trust dated 1/1/03 (4)	2,220
Wynne, John W. (5)	210,686

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from Multicon Builders, Inc. to the named entity.

(2)
The units pursuant to which 9,931 of the shares may be issued were acquired by a transfer from the Darell E. Zink Grantor Retrained Annuity Trust, dated November 27, 2002, Darell E. Zink, Trustee to the named individual.

(3)
The units pursuant to which these shares may be issued were acquired by a transfer from Thomas L. Hefner 2002 Grantor Retained Annuity Trust #2 to the named entity.

(4)
The units pursuant to which these shares may be issued were acquired by a transfer from Estelle L. Meyers Trust dated 10/1/92, Bernard Meyers, Trustee to the named entity.

(5)
Pursuant to a Loan and Collateral Agreement, dated as of November 25, 2003, by and among John W. Wynne ("Wynne"), Merrill Lynch Private Finance Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Loan Agreement"), 210,686 units and underlying common stock that is subject to this prospectus have been pledged by Wynne to Merrill Lynch Private Finance Inc. as security for a loan or other extension of credit. Upon a default under the Loan Agreement, Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may also be selling shareholders of common stock offered by this prospectus.